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                                  [Letterhead]

                                                                   EXHIBIT 10.57

January 16, 1997

Mr. J.W.A. Buyers

Chairman of the Board

C. Brewer Homes, Inc.

P.O. Box 1826

Honolulu, Hawaii 96806

Re: Terms of Employment

Dear Doc:

    Attached is the original copy of your letter dated January 7, 1997 regarding the offer of employment and terms of employment. I have signed the letter indicating my acceptance of the offer and agreement to the terms of employment.

    Since I accepted the offer last week via facsimile and expressed my sentiments then, I will not repeat my thoughts other than to say I will do my best to ensure that your confidence in me is rewarded.

    Since you wrote the letter, we agreed to change the starting date of employment from January 20 to January 27, 1997. To be consistent and avoid confusion I think we should also change the terms of employment that refer to or are based on the starting date. I suggest the following:

       Paragraph 1--move the date of the planned salary increase from July 20 to July 27, 1997.

       Paragraph 3--move the date of the initial grant of stock option from the close of business on January 20 to the close of business on January 27, 1997.

       Paragraph 6--move the eligibility date for four weeks of vacation from January 20 to January 27, 1998.

       Paragraph 8--move the date of payment of the transition allowance from January 20 to January 27, 1997.

    All the other terms and provisions of your letter dated January 7, 1997 would remain the same.

    I think that this should be sufficient. If you agree, please sign below and send me a copy for my files.

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Sincerely,                             Agreed to by:

/S/ SETH A. BAKES                      /S/ J.W.A. BUYERS
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Seth A. Bakes                          J.W.A. Buyers
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